Exhibit 11

Corporate Governance

Code of Ethics for the Chief Executive and Senior Financial Officers

A. Formation and Purpose

British American Tobacco p.l.c. (“BAT”) has an established Standards of Business Conduct (“SoBC”), which is a code of conduct and ethics applicable to all directors and employees of BAT. In addition, BAT has adopted this Code of Ethics (“Code of Ethics”) for its Chief Executive, its Finance Director and other senior financial officers performing similar functions set forth in Annex I hereto (collectively, the “Senior Officers”). The Senior Officers subject to this Code of Ethics will be designated from time to time and informed of such designation by BAT’s Director, Legal and External Affairs. A list of such Senior Officers will be maintained by BAT’s Group Company Secretary.

B. Standards

In addition to the SoBC, the Senior Officers are subject to the following additional specific obligations:

1.

Each Senior Officer shall act with honesty and integrity in the performance of his or her duties and shall use reasonable efforts to comply with, and promote BAT’s compliance with, all applicable governmental laws, rules and regulations, the SoBC and this Code of Ethics.

2.

The Senior Officers will promote full, fair, accurate, timely and understandable disclosure in all reports and other documents that BAT files with, or furnishes or submits to, the US Securities and Exchange Commission, the UK Financial Conduct Authority, or any other regulatory agency.

3.	The Senior Officers shall promptly bring to the attention of the Group Head of Audit any information they may have concerning any suspected or actual:

•	matters that may affect the disclosures made by BAT in its public filings and/or furnishings;

•

material weakness and/or significant deficiencies in the design or operation of BAT’s internal controls over financial reporting which could adversely affect BAT’s ability to record, process, summaries and report financial data;

•	fraud or inappropriate accounting or auditing matter that involves management or other employees who have a significant role in BAT’s financial reporting, disclosures or internal controls;

•

violation of this Code of Ethics or the SoBC by or involving any Senior Officer, including any actual or apparent conflict of interest between personal and professional relationships that might impair (or be perceived to impair) the independence of any judgment he or she may need to make on behalf of BAT and as outlined in the SoBC; or

•	material violation of the securities or other laws, rules or regulations applicable to BAT and the operation of its business, by BAT.

C. Exceptions

4.

Waivers or exceptions to this Code of Ethics will be granted only in advance and only under exceptional circumstances. Any waiver must be made by the Main Board and will be promptly disclosed to the extent required under applicable law and regulation.

Adopted 25 July 2017

Corporate Governance

Annex I

Designated Senior Officers

Chief Executive

Finance Director

the Group Financial Controller

Group Chief Accountant